                            SCHEDULE 14A INFORMATION
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                            COMPUTER HORIZONS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

MAY 8, 2003

TO:    STREET-NAME HOLDERS OF COMPUTER HORIZONS CORP. COMMON STOCK

FROM:  COMPUTER HORIZONS CORP.

BECAUSE TIME IS SHORT, WE ARE SENDING TO YOU DIRECTLY A COPY OF COMPUTER HORIZONS' INVESTOR PRESENTATION. WE ARE PROVIDING THIS MATERIAL FOR INFORMATION PURPOSES ONLY.

PREVIOUSLY YOU SHOULD HAVE RECEIVED A WHITE PROXY CARD FROM YOUR BROKERAGE FIRM OR BANK. PLEASE SEND IN THE WHITE PROXY CARD TODAY FOR THE MAY 14TH ANNUAL MEETING.

YOU MAY USE ANY OF THE WHITE PROXY CARDS YOU HAVE RECEIVED FROM YOUR BROKERAGE FIRM OR BANK WITH COMPUTER HORIZONS' PROXY MATERIALS TO VOTE WITH MANAGEMENT.

PLEASE MAKE CERTAIN THAT YOU MARK, SIGN, DATE AND RETURN YOUR WHITE PROXY CARD IN THE ENVELOPE PREVIOUSLY PROVIDED BY YOUR BROKERAGE FIRM OR BANK SO THAT THE WHITE PROXY CARD IS RECEIVED PRIOR TO THE MAY 14TH ANNUAL MEETING.

ONLY YOUR LATEST DATED PROXY COUNTS.

THANK YOU.

Executive summary

SITUATION OVERVIEW

Computer Horizons' annual shareholders meeting is on Wednesday, May 14

Management's "white" proxy seeks re-election of the Board of Directors

Aquent's "gold" dissident proxy seeks to:

     replace two experienced directors, including the non-executive
     Chairman

     amend the by-laws to lower threshold for calling special meetings from 25% to 10%

Shareholders should be aware that a federal judge ruled that Aquent made "misleading and material" statements in its second amended proxy statement

Aquent purports to be willing to pay $5.00 per share for Computer Horizons

     No tender offer announced; no guarantee that voting for dissident proxy will result in Aquent converting current "proposal" into bona fide $5.00 offer

     Aquent has not provided Computer Horizons with any of the requested financial data or details of its financing commitments

     By its own admission, Aquent STILL has not obtained financing for its "proposal"

Shortly after receipt of the "proposal" (April 14), the Board of Directors engaged JPMorgan as its financial advisor

     JPMorgan's analysis indicates that $5.00 per share is inadequate

     The Board is fulfilling its fiduciary duties and would consider a serious and legitimate offer at an adequate price from a bona fide suitor


WHY YOU SHOULD VOTE THE MANAGEMENT PROXY

Aquent's proxy proposals are not in shareholders' interests

     Will not maximize shareholder value

     Could position Aquent to take over Computer Horizons at a "give-away" price

Aquent's "proposal" is neither attractive nor credible; it is not a firm offer nor is it financed

Computer Horizons' strategic plan is working

     Reached a key inflection point in execution

     Poised to enhance shareholder value

       --2003 income from operations forecast to be $0.03 to $0.05 per share

       --Q1 2003: best operating performance in last six quarters


AQUENT'S PROXY PROPOSALS ARE NOT IN SHAREHOLDERS' INTERESTS

A REDUCTION OF THE SPECIAL MEETINGS THRESHOLD FROM 25% TO 10% IS UNNECESSARY AND POTENTIALLY DETRIMENTAL

The Computer Horizons Board has always been accountable to its shareholders and now allows 25% of shareholder voting authority to call a special meeting

     Computer Horizons' peers have more stringent policies

       --CIBER, Computer Task Group, iGate, and Technology Solutions do NOT permit shareholders to call a special meeting

       --Keane has a 50% threshold

     According to Institutional Shareholder Services, 129 of the S&P 500 companies either do not allow shareholders to call a special meeting at all or place some form of supermajority voting restriction on the ability to call a meeting(1)

The 25% threshold adopted by the Board gives shareholders a meaningful voice, while preventing isolated factions of shareholders from disrupting the business of the company with frivolous meetings

Setting the threshold at a 10% level has the potential to disrupt the company's operations to the detriment of shareholder value

     One or two shareholders representing a very small minority would be able to call a meeting to take place at any time - even if 90% of shareholders do not want a meeting

     The cost of a shareholder meeting and the diversion of management's attention away from running the business will detract from shareholder value

The proposal for a 10% special meeting threshold promotes Aquent's interests only and is not in the best interests of Computer Horizons' shareholders

THE COMPUTER HORIZONS BOARD OF DIRECTORS IS ALREADY STRONGLY INDEPENDENT

Five of Computer Horizons' six directors are independent, including the non-executive Chairman

Directors Thomas Berry and Rocco Marano have valuable experience, knowledge and insight into the IT Solutions and Staffing industry

     Both held upper management positions in industry giants such as AT&T and Bell Communications Research

     Both know Computer Horizons' business and culture and have helped guide the company through a number of challenges

Aquent's nominees do not "fill the shoes" they intend to replace

     Karl Meyer and Robert Trevisani have no experience in the IT Solutions and Staffing sectors

       --According to Aquent's proxy statement, the proposed directors' expertise lies in shipping and law

     According to published sources, Mr. Meyer recently resigned from the Board of a public company because he was unwilling to assume the responsibility associated with serving on that company's audit committee

Will Aquent's nominees have a predetermined agenda that favors Aquent?

Will Aquent's nominees provide an independent perspective and represent all shareholders?

Computer Horizons' shareholders are best served by the existing Board members, who are experienced, knowledgeable, and independent directors representing all Computer Horizons shareholders


THE AQUENT "PROPOSAL" IS NEITHER ATTRACTIVE NOR CREDIBLE

AQUENT'S "PROPOSAL" IS NEITHER ATTRACTIVE NOR CREDIBLE

$5.00 per share is not a sufficient price for Computer Horizons

     Barely reflects book value; as of March 31, 2003, Computer Horizons has more than $2.30 in cash per share and nearly $3.30 in working capital per share

     Proposal likely based on Aquent's financing constraints rather than intrinsic value

     On cusp of profitability and sector rebound; selling now at this price would prohibit shareholders from enjoying upside

     Our financial advisor, JPMorgan, has given its opinion that $5.00 per share is inadequate

Lack of credibility: a federal judge has found that Aquent made statements in its second amended proxy statement that were "misleading and material"


Aquent's $5.00 per share "proposal" is neither firm nor financed

     Aquent has a history of not living up to its commitments - the last time Aquent made an unsolicited offer, THEY ATTEMPTED NOT TO FOLLOW THROUGH ON THEIR INITIAL PROPOSED PRICE

     BY ITS OWN ADMISSION, Aquent has not yet obtained financing commitments for its "proposal"

Shareholders should ask themselves:

     Why hasn't Aquent launched a tender offer, which would legally bind them to deliver the stated price and requires a fully-financed offer?

     Why hasn't Aquent been buying additional shares on the open market?

       --Is it because they are trying to get the shares cheaper through a proxy fight based on misleading communications?

       --Is it because they don't have the money?

NOW IS NOT THE RIGHT TIME FOR COMPUTER HORIZONS' SHAREHOLDERS TO SELL

Economy is starting to rebound and the sector usually performs disproportionately well in the early stages of recovery

IT spending should return to a more attractive growth pattern later this year, with benefits for all three of Computer Horizons' businesses

Computer Horizons is on the cusp of returning to profitability; 2003 forecast calls for income from operations of $0.03 to $0.05 per share

The transformation from a staffing to a solutions provider (powered by Chimes) is starting to pay off

     Major investments in Chimes have already been made; profitability is imminent

Change in management completed

Industry multiples are at historic lows

$5.00 PER SHARE IS NOT THE RIGHT PRICE
AQUENT LACKS CREDIBILITY

"Applying the foregoing principles, the Court finds that certain statements in Aquent's Second Amended Proxy are misleading and material. Aquent's Second Amended Proxy - which supercedes Aquent's Preliminary Proxy and Amended Proxy
- is likely to lead a CHC shareholder to falsely conclude that CHC management was aware of Aquent's $5.00 per share cash offer on April 3, 2003 and rejected it"

"Aquent's Second Amended Proxy also does not disclose that CHC first learned of Aquent's $5.00 per share cash proposal on April 14, 2003 and responded to it by an April 15, 2003 press release, in which CHC stated that its Board would evaluate the proposal with its advisors and respond following its review"

"The Court grants CHC's request for an injunction preventing Aquent from continuing to solicit CHC shareholders for proxies, through direct proxy solicitation, until corrective language has been implemented"


WILL AQUENT BE ABLE TO CONSUMMATE ITS "PROPOSAL"?

WILL AQUENT REALLY MAKE AN OFFER FOR COMPUTER HORIZONS AT $5.00 PER SHARE, OR WILL IT BE SOMETHING ELSE?

Renaissance Worldwide offer was subject to due diligence and a financing commitment, and financing strategy relied on use of $65 million of Renaissance's cash

Aquent dropped its initial offer by at least 10% after a short period of due diligence, and was bid back up to the original price because of pressure from a competitive bidder

WHY HASN'T AQUENT LAUNCHED A TENDER OFFER OR CONTINUED TO BUY SHARES IN THE OPEN MARKET AT PRICE BELOW $5.00 PER SHARE? WHY DOESN'T AQUENT HAVE COMMITTED FINANCING FOR ITS "PROPOSAL"?

Throughout the bidding process, the Special Committee of Renaissance Worldwide's Board of Directors repeatedly determined that Aquent's financing strategy made its offer relatively less attractive than the competition's bid, even though it was superior in terms of price

To secure financing that would make its bid competitive and satisfy the Special Committee, Aquent's CEO and family ultimately had to personally guarantee the loan and divest assets after the transaction

Based on the current "proposal," a deal with Computer Horizons would be 50% larger than the Renaissance Worldwide transaction

Economy and staffing industry are weaker now than when Aquent secured financing for the Renaissance Worldwide deal

AVAILABLE INFORMATION SUGGESTS THAT AQUENT HAS A BOOTSTRAPPED, UNSUBSTANTIATED FINANCING STRATEGY

No commitment letter

     Merely "discussions" with UNIDENTIFIED lenders that purportedly have "indicated willingness"

"Trust us": No data available to verify claims regarding

     cash and existing availability from Aquent

     investment from Aquent management and shareholders

     Aquent subordinated asset-based loan

Subject to due diligence

No indication or explanation of other contingencies

Aquent proposes to fund over 60% of the transaction with Computer
Horizons' own cash and loans against Computer Horizons' assets

Aquent has REPEATEDLY refused to deliver to Computer Horizons the information needed to assess its proposed financing strategy

COMPUTER HORIZONS' STRATEGIC PLAN IS WORKING

COMPUTER HORIZONS IS POISED TO DELIVER ENHANCED SHAREHOLDER VALUE

RETURNING TO GROWTH AND PROFITABILITY

Transition from staffing to solutions provider (powered by Chimes) initiated in 2001 and is virtually complete

2003 represents a key inflection point in the return to profitability

     Chimes achieves profitability while Solutions growth accelerates and IT Services stabilizes

     Q1 2003: best operating performance in last six quarters

SOLUTIONS AND CHIMES ARE DRIVING THE BUSINESS

Solutions

     Positioned to grow as alternative outsourcing provider with best shore-delivery capabilities

     Ongoing shift in revenue mix toward Solutions will drive overall margins higher

     Target attractive Government, Pharmaceutical and Healthcare verticals

Chimes

     Leverage leadership in Human Capital Management, high revenue growth rate, fixed cost base, and ASP model to achieve attractive profitability

IT Services

     Leverage high-quality staffing client roster for incremental solutions and Chimes opportunities

     De-emphasize staffing as a driver (will expand at GDP-plus rate as economy rebounds)

     Continue to streamline business to deliver break-even or better margins (virtual provider)

SOUND FINANCIAL POSITION SUPPORTS STRATEGY

Strong balance sheet: no debt, substantial working capital, cash balance exceeding $70 million

Maintain positive cash flow even after capital expenditures and stock repurchases

THE BUSINESS MODEL IS OPTIMIZED TO EXPLOIT INDUSTRY TRENDS AND COMPUTER HORIZONS' KEY STRENGTHS
SOLUTIONS AND CHIMES WILL DRIVE FUTURE GROWTH AND PROFITABILITY . . .
.. . . WHILE A RECOVERY IN STAFFING WILL REMOVE A PAST DRAG ON COMPUTER
HORIZONS' FINANCIAL PERFORMANCE

"We expect a gradual improvement in commercial staffing through 2003 and a solid uptrend in the professional areas by mid-year. The weak Q1 outlook for staffing companies reflects negative leverage on seasonally lower revenue; we expect meaningful improvement in the second half of 2003"

                                 HUMAN CAPITAL SERVICES, BAIRD, APRIL 2003

"In 2003, we are looking for some recovery in global staffing volumes...broadly speaking, we see the best near-term recovery prospects in the U.S."

                      GLOBAL STAFFING PERSPECTIVE, UBS WARBURG, MARCH 2003

"We believe changes in temporary staffing are a leading indicator of overall economic trends. Based on our analysis of a number of different metrics, we believe that temporary staffing usage (based on operating fundamentals) bottomed in 2002 and that the U.S. economy is in the midst of a recovery. Historically, one of the best times to buy staffing stocks is when the U.S. is just coming out of a recession, as economic growth is beginning to accelerate even though unemployment may still be rising. At this point, companies typically prefer to use temporary staffing first before beginning to add new full-time hires, as they perceive this strategy to be less risky (i.e., fewer fixed costs)"

              THE STAFFING INDICATOR, GERARD KLAUER MATTISON, JANUARY 2003

THE STRATEGIC PLAN WILL DELIVER IMPROVED MARGINS AND BUSINESS PERFORMANCE . . .
.. . . WHILE NORMALIZED CHIMES PERFORMANCE WILL FURTHER ENHANCE COMPUTER
HORIZONS' FINANCIAL PROFILE
FIRST QUARTER PERFORMANCE PROVIDES EVIDENCE THAT COMPUTER HORIZONS HAS
REACHED A KEY INFLECTION POINT

On track for positive income from operations (excluding one-time charges) in full-year 2003 ($0.03 to $0.05 per share)

First quarter was best operating performance in six quarters; EBITDA will improve sequentially throughout the year

Q1 cash flow up $11 million after capital expenditures and stock repurchases ($1.7 million total)

Strong balance sheet: $70 million in cash, no debt, $100 million in working capital

Solutions delivering ahead of plan

     Revenues up 10% year-over-year and 3% sequentially

     Improved gross margins on strong utilization rates (reduced "bench time" and virtual placement) and across-the-board cost containment efforts yield 9% operating margin

     Continued growth at CHC Healthcare Solutions

       --Successful penetration of payer market (five county governments for HIPAA compliance work)

       --New e-mail encryption and wireless technology mandates for New York
         Health and Hospitals Corporation

     Signed a major systems development project for the retail pharmacy industry

     "311" initiative for New York City police department emergencies

     Near-shore Montreal facility at full capacity; initiated expansion plans

Chimes on plan and on track for profitability in second half of 2003

     Revenues up 15% year-over-year

     Added three new customers and four additional customers currently in implementation phase

     Short-listed on ten new domestic and international engagements

     Expanded Platinum Partnership to Europe with Parity Group PLC (reduce infrastructure and implementation costs)

IT Services

     Revenue picture still challenging but business is being managed to remain near break-even

     Billable headcount moderated in February and March

     IT Services sales force leveraging current and new client relationships to develop and win Solutions work around the "best-shore" brand

     Positioned to respond to an economic upturn